Exhibit 99.1

Press Release

Longfoot Communications Corp Announces Proposed Sale of 51% of the Company
Tuesday October 23, 4:00 pm ET

Also intends to shed current low power television transmission business

LOS ANGELES--(BUSINESS WIRE)--Longfoot Communications Corp. (OTCBB:LGFT - News) today announced that it entered into a Stock Purchase Agreement with a small group of investors, led by Dr. Phillip Frost. The agreement provides for Longfoot to implement a one-for-three reverse stock split, increase its authorized shares, and for Longfoot to sell an aggregate of 1,698,212 post-reverse split unregistered shares, or 51% of the post-reverse split outstanding shares, to the investor group. The purchase price is expected to be an amount equal to approximately net cash of the company on the closing date after deducting liabilities and costs, including costs and expenses of this transaction. Longfoot expects that closing of the transactions will occur on or around December 7, 2007.

Dr. Frost is the Chairman and Chief Executive Officer of Opko Health, Inc., a specialty healthcare company focused on the treatment, diagnosis and prevention of ophthalmic diseases. Previously, Dr. Frost founded IVAX Corporation and served as Chairman of the Board of Directors and Chief Executive Officer of IVAX from 1987 until its sale to Teva Pharmaceuticals Industries Ltd., in January 2006. Dr. Frost has served as Vice Chairman of the Board of Directors of Teva since the completion of the acquisition of IVAX.

As part of this transaction the board of directors of Longfoot has agreed to dispose of the current low power television operations of the company. Arthur Lyons, Chief Executive Officer of Longfoot Communications Corp., stated, “We believe the prominence of the investor group should allow Longfoot Communications Corp. to broaden its opportunities with respect to Longfoot’s future business.” The reverse share split, disposition of operating business and assets, and certain other matters contemplated within the agreement among the parties are subject to stockholder approval. This release does not constitute a solicitation of proxies with respect to such approvals.

About Longfoot Communications Corp:

Longfoot Communications is engaged in acquiring, developing and operating Low Power Television Stations (“LPTV”) and radio stations. Since commencing operations in late 2004 Longfoot Communications has acquired three LPTV construction permits including the permit in Winslow, Arizona which has been constructed and is currently broadcasting. Longfoot Communications has not commenced constructing LPTV stations or radio stations with the other two construction permits but is evaluating their economic viability and may proceed with their construction in the near future if economic conditions are deemed to be favorable. Construction permits are an exclusive right granted by the Federal Communications Commission to construct a new LPTV or radio broadcast facility.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Longfoot may not proceed as contemplated, and by all other matters specified in Longfoot’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Longfoot does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Longfoot’s filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:
Longfoot Communications
Arthur Lyons, 310-385-9631